EXHIBIT 10.65

                           JOINT DEVELOPMENT AGREEMENT

         This Joint Development Agreement (the "Agreement") is entered into effective as of February 10, 1999, by and between BRIGHAM OIL & GAS, L.P. ("Brigham") and ASPECT RESOURCES LLC ("Aspect") (Brigham and Aspect being sometimes referred to herein individually as a "Party" and collectively as the "Parties").

                                       I.

                 FUNDING LEASE, MINERAL AND ROYALTY ACQUISITIONS

     Concurrent with its execution of this Agreement Aspect shall forward to Brigham two hundred thousand dollars (the "Initial Deposit") to be utilized by Brigham after the effective date of this Agreement exclusively for the purpose of acquiring interests in oil and gas leases ("Leasehold Interests") and/or mineral or royalty interests (collectively referred to as "Royalty Interests") within the lands which are described in Exhibit A which is attached hereto and incorporated herein for all purposes (the "Subject Lands") within two years from the date hereof (the "AMI Term") within the limitations contained below.

     In the event that it appears to Brigham that it will spend more than the Initial Deposit in acquiring Leasehold Interests and/or Royalty Interests within the Subject Lands during the AMI Term, Brigham shall provide Aspect with copies of the instruments evidencing the Leasehold Interests and Royalty Interests acquired to date (the "Acquired Interests"), lease purchase reports related to the Acquired Interests, and seismic interpretations covering the lands that are the subject of the Leasehold Interests and/or Royalty Interests acquired to date ("Back-Up Materials"). In the event that Aspect desires to review materials in addition to the Back-Up Materials, Aspect shall have the right to come into Brigham's offices at reasonable times prior to the expiration of the Election Period (as defined below) in order to view a reasonable amount of additional information and data with respect to the Prospect Areas within which the Acquired Interests are located, subject to any third-party limitations which are placed upon such materials. Within three business days of Aspect's receipt of the Back-Up Materials (the "Election Period") Aspect shall have the election to either: (i) fund an additional two hundred thousand dollars (a "Subsequent Deposit") to be utilized by Brigham in acquiring Leasehold Interests and/or Royalty Interests within the Subject Lands ("Full Continuation"), (ii) fund an additional two hundred thousand dollars that may only be utilized by Brigham in acquiring Leasehold Interests and/or Royalty Interests within Prospect Areas ("Active Prospect Areas") within which Aspect has already funded the acquisition of Acquired Interests ("Partial Termination"), or (iii) completely terminate its obligation to fund the acquisition of additional Leasehold Interests and Royalty Interests beyond the Subsequent Deposit previously made by Aspect ("Full Termination"). In order to elect to fund an additional Subsequent Deposit of two hundred thousand dollars under Full Continuation or Partial Termination, Aspect must notify Brigham of such election in writing and tender to Brigham in readily available funds the Subsequent Deposit prior to the expiration of the Election Period. In the event of Full Termination, this Agreement shall terminate as to any Leasehold Interests and Royalty Interests which are acquired after the funds from the Initial Deposit have been exhausted by Brigham, whichever is the earlier to occur. In the event of Partial Termination this Agreement shall terminate as to any Leasehold Interests and Royalty Interests which are acquired after the funds from the Initial Deposit have been exhausted by Brigham, except as to Leasehold Interests and Royalty Interests that cover lands that are located within Active Prospect Areas. In the event of Full Termination any outstanding assignments which are due shall be completed and any activities for the acquisition of Acquired Interests on Aspect's behalf shall cease.

         In the event that Aspect has elected Full Continuation as provided above and it subsequently appears to Brigham that it will spend more than the last Subsequent Deposit which has been made by Aspect in acquiring Leasehold Interests and/or Royalty Interests within the Subject Lands during the AMI Term, Brigham shall again provide Aspect with copies of the Back-Up Materials related to the Acquired Interests obtained with such Subsequent Deposit and Aspect shall have the same elections provided for in the previous paragraph to make another Subsequent Deposit of two hundred thousand dollars under the same terms and conditions which are set forth above. Similarly, during the AMI Term Aspect shall continue to have the same elections as to continued participation as the immediately preceding Subsequent Deposit runs out until such time as Aspect elects either Partial Termination or Full Termination.

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     In the event that Aspect has  previously  elected  Partial  Termination  as provided above and it appears to Brigham that it will spend more than the last Subsequent Deposit which has been made by Aspect in acquiring Leasehold Interests and Royalty Interests within the Active Prospect Areas during the AMI Term, Brigham shall provide Aspect with copies of the Back-Up Materials related to the Acquired Interests obtained with such Subsequent Deposit. Within three business days of Aspects receipt of the Back-Up Materials ("Election Period") Aspect shall have the election to either: (i) fund an additional two hundred thousand dollar Subsequent Deposit that may only be utilized by Brigham in acquiring Leasehold Interests and/or Royalty Interests within the Active Prospect Areas, or (ii) elect Full Termination and thus completely terminate its obligation to fund the acquisition of additional Leasehold Interests and Royalty Interests beyond the last Subsequent Deposit made. During the AMI Term Aspect shall continue to have the same elections as to the continued funding of Subsequent Deposits in the amount of two hundred thousand dollars for continued participation in the Active Prospect Areas as each prior Subsequent Deposit runs out until such time as Aspect elects Full Termination.

     Anything to the contrary contained above notwithstanding, in the event that prior to the spending or commitment of all of the available funds under the last Initial Deposit or Subsequent Deposit which is made by Aspect right before Aspect has elected Full Termination or Partial Termination hereunder, Brigham has acquired or intends to acquire Leasehold Interests and/or Royalty Interests from a mineral, leasehold or royalty owner and the total consideration for such package of Leasehold Interests and/or Royalty Interests shall exceed the amount of the last made Initial Deposit or Subsequent Deposit, no part of the Leasehold Interests and/or Royalty Interests that are included in the package owned by such mineral, leasehold or royalty owner shall be funded through Aspect's Deposit or be deemed an Acquired Interest for purposes of this Agreement, without the mutual agreement of both Aspect and Brigham; provided, however, that in the event that Aspect has only elected Partial Termination and the entire package of Leasehold Interests and/or Royalty Interests are located within Active Prospect Areas, such Leasehold Interests and/or Royalty Interests shall constitute Acquired Interests for purposes of this Agreement.

     Anything to the contrary contained herein notwithstanding, the Parties agree that any interests that are acquired by Brigham (i) as part of the acquisition of producing properties, (ii) as part of the acquisition of substantially all of the assets of another company, or (iii) as a result of any merger or other consolidation of assets with another company shall not constitute Leasehold Interests, Royalty Interests or Acquired Interests for purposes of this Agreement. In addition, the Parties agree that the interests to be acquired pursuant to the terms of a farm-in (or other similar arrangement) under which interests in oil and/or gas leasehold are not earned by Brigham unless Brigham commits to drill a well and pay a disproportionate share (disproportionate to Brigham's final revenue interest in the well) of the drilling and/or completion costs for such well, shall not constitute Leasehold Interests or Royalty Interests for purposes of this Agreement. Such excluded interests shall not be acquired with the funds provided by Aspect hereunder.

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     For  purposes  of this  Article I, the Initial  Deposit and any  Subsequent
Deposit funds are to be utilized to pay (i) for any brokerage costs actually associated with the Acquired Interests incurred on or after February 1, 1999 to run title and acquire the Leasehold Interest and/or Royalty Interest, (ii) all lease bonus payments, royalty or mineral interest acquisition payments to the mineral or royalty interest owner, (iii) any delay rentals that are paid prior to the expiration of the Brigham Election Period (as defined in Article III below) for the subject Leasehold Interest and/or Royalty Interest and (iv) any other costs or consideration that are directly related to the acquisition of a Leasehold Interest or Royalty Interest pursuant to the terms hereof. It is further stated that none of the funds provided by Aspect shall be used to cover any of Brigham's overhead expenses.

     For purposes of this Article I, a Leasehold Interest or Royalty Interest shall be deemed to have been acquired at such time as the mineral, leasehold or royalty owner has executed an instrument in a form acceptable to Brigham, has delivered such instrument to Brigham or to a third party for delivery to Brigham and such mineral, leasehold or royalty owner has been paid all of the consideration which is due for such acquisition.

     Within 60 days of the earlier to occur of the end of the AMI Term or Full Termination, Brigham shall reimburse Aspect for any part of the Initial Deposit or any Subsequent Deposits which were not utilized to obtain Acquired Interests hereunder.

                                       II.
                        BRIGHAM PARTIAL PAYBACK ELECTION

     At any time prior to the expiration of 6 months following the end of a calendar quarter that occurred during the AMI Term (the earlier to occur of the expiration of such 6 month period or such time as Brigham makes the election under this Article II being herein referred to as the "Brigham Election Period"), Brigham shall have the election to reimburse Aspect for 75% of all of the costs which have were funded by Aspect and utilized to acquire the Leasehold Interests that were acquired by Brigham within such calendar quarter. To exercise such election Brigham shall tender the reimbursement in readily available funds to Aspect prior to the expiration of such six month period. The Parties recognize and acknowledge that Brigham does not have the election to reimburse Aspect for any of the costs which have been utilized to acquire Royalty Interests during the AMI Term.

                                      III.
                  ASSIGNMENT OF INTEREST IN ACQUIRED INTERESTS

     Upon obtaining an Acquired Interest Brigham shall promptly assign Aspect an interest in such Acquired Interest utilizing the form of Assignment which is attached hereto as Exhibit B. In the event that the Acquired Interest is a Leasehold Interest, Brigham shall assign an undivided twenty-five percent (25%) interest in such Acquired Interest to Aspect. In the event that the Acquired Interest is a Royalty Interest, Brigham shall assign an undivided fifty percent (50%) interest in such Acquired Interest to Aspect. Immediately following the expiration of the Brigham Election Period for Acquired Interests obtained during a calendar quarter hereunder, in the event that Brigham has not elected to reimburse Aspect for 75% of the costs which were funded by Aspect to acquire the Leasehold Interests that make up the Acquired Interests obtained during such calendar quarter as provided in Article II above, Brigham shall assign to Aspect an additional 25% interest in the Leasehold Interests that were acquired during such calendar quarter utilizing the form of Assignment which is attached hereto as Exhibit B. Any assignment shall be conveyed subject only to revenue burdens as acquired. Brigham will not retain any burden against production on the interests in the Acquired Interests that are assigned to Aspect.

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                                       IV.
                              PROSPECT DESIGNATION

     The Parties agree that the separate areas described in Exhibit C shall constitute separate prospect areas (herein defined as "Prospect Area") for potential future exploration and/or development. In addition, prior to obtaining an Acquired Interest that covers lands that are not already included within an existing Prospect Area, Brigham shall designate in writing to Aspect a Prospect Area which includes within its boundaries at a minimum all of the lands which are the subject of the Acquired Interest. In addition, the boundaries of each such designated Prospect Area shall cover at least the geographical extent of what Brigham reasonably believes could potentially be a continuous oil and/or gas reservoir that may be proved up as potentially productive with a single exploratory well.

                                       V.
                            JOINT OPERATING AGREEMENT

     Upon the designation of a Prospect Area as provided in Article IV above, the Parties' interests in Leasehold Interests that are located within each such Prospect Area shall be deemed to be governed by a separate Joint Operating Agreement in the form attached hereto as Exhibit D. Prior to the commencement of drilling operations by either Party hereto within a Prospect Area, each Party agrees to execute a Joint Operating Agreement in the form attached hereto as Exhibit D which shall be completed to describe the Contract Area for such Joint Operating Agreement as the Prospect Area. Anything to the contrary contained in the Joint Operating Agreement notwithstanding, prior to the expiration of one hundred eighty days following Brigham's designation of the subject Prospect Area, without Brigham's mutual consent, Aspect shall not have the right to propose the drilling of a well within such Prospect Area unless such well is necessary to maintain a Leasehold Interest.

                                       VI.
                         CONFIDENTIALITY AND NON-COMPETE

     Without obtaining Brigham's prior written consent to same, for a period of 5 years following the effective date of this Agreement and subject to any additional restrictions that are imposed by the seismic contractor or other party licensing the seismic data to Brigham, Aspect shall not disclose any information related to the seismic data or seismic data interpretations covering any part of the Subject Lands that Brigham may provide or disclose to Aspect. In addition, during the AMI Term, Aspect shall not compete with Brigham within the Subject Lands by acquiring any interest in oil, gas and or other minerals of any kind (whether leasehold, mineral fee, royalty, overriding royalty or otherwise) within the Subject Lands, through any related entities, agents or otherwise, other than the ownership acquired hereunder. Furthermore, for a period of 5 years following the effective date of this Agreement, Aspect shall not compete with Brigham within any of the Prospect Areas within which Acquired Interests have been obtained, by acquiring any additional interest in oil, gas and or other minerals of any kind (whether leasehold, mineral fee, royalty, overriding royalty or otherwise) within the Subject Lands, through any related entities, agents or otherwise, other than the ownership acquired hereunder and the rights related thereto pursuant to the governing Joint Operating Agreement. In the event that there are any conflicts or inconsistencies between the terms of this Agreement and the Joint Operating Agreement that governs the Parties' interests in any Prospect Area, the terms and provisions of this Agreement shall control.

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                                      VII.
             DISCLAIMERS RELATED TO SEISMIC DATA AND INTERPRETATIONS

     ASPECT UNDERSTANDS AND AGREES THAT BRIGHAM MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND AS TO THE SEISMIC DATA OR INTERPRETATIONS THAT HAVE BEEN OR MAY IN THE FUTURE BE PROVIDED TO ASPECT BY BRIGHAM, INCLUDING WITHOUT LIMITATION, THEIR FITNESS FOR A PARTICULAR PURPOSE, MERCHANTABILITY OR ACCURACY, AND BRIGHAM HEREBY DISCLAIMS ANY AND ALL SUCH REPRESENTATIONS OR WARRANTIES, AND ANY USE OF SUCH SEISMIC DATA OR INTERPRETATIONS BY ASPECT, OR ANY ACTION TAKEN BY ASPECT SHALL BE BASED SOLELY ON THEIR OWN JUDGMENT, AND NEITHER BRIGHAM , OR ITS SUCCESSORS OR ASSIGNS, SHALL BE LIABLE OR RESPONSIBLE TO ASPECT OR ITS SUCCESSOR OR ASSIGNS FOR ANY LOSS, COST, DAMAGES, OR EXPENSE WHATSOEVER, INCLUDING INCIDENTAL OR CONSEQUENTIAL DAMAGES, INCURRED OR SUSTAINED AS A RESULT OF THE USE OF OR RELIANCE UPON SUCH SEISMIC DATA OR INTERPRETATIONS, REGARDLESS OF WHETHER OR NOT SUCH LOSS, COST, DAMAGE OR EXPENSE IS FOUND TO RESULT IN WHOLE OR IN PART FROM THE SOLE OR CONCURRENT NEGLIGENCE OR OTHER FAULT OF BRIGHAM.

                                      VIII.
                                ASPECT FIRST LOOK

     In the event that at any time during the AMI Term and prior to an election as to Full Termination by Aspect, Brigham desires to sell or assign leasehold or working interests within the Subject Lands in return for consideration that does not include the trade or exchange of interests owned by the third party which are located within the Subject Lands, then in such event, Brigham shall provide Aspect the first opportunity to review the interests that are proposed to be sold or assigned and Brigham shall make a good faith effort to negotiate a mutually agreeable arrangement for the sell or assignment of such interests to Aspect ("First Look"). However, in the event that Brigham and Aspect do not reach agreement with respect to the sell or assignment of such interests within a reasonable amount of time, which amount of time shall in no event exceed fifteen days, Brigham shall have the right to market, sell and/or assign such interests to other parties upon any terms Brigham deems acceptable, regardless of whether or not such terms were offered to Aspect. Anything to the contrary contained above notwithstanding, in the event that Aspect has elected Partial Termination, the First Look described above shall only apply to interests that are located within Active Prospect Areas that are proposed to be sold or assigned by Brigham. In addition, anything to the contrary contained herein notwithstanding, Aspect shall not have a First Look with respect to any interests which are to be sold or assigned by Brigham pursuant to an agreement with a third party which also provides for such third-party's participation or ownership in leasehold, projects, prospects and/or wells which are located outside of the Subject Lands.

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                                       IX.
                                  MISCELLANEOUS

     Subject to the terms of any restrictions that may be contained in any Acquired Interest and the limitations contained below in this paragraph, any Party may assign, convey or otherwise transfer all or any part of its interest under the terms of this Agreement. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and their respective assigns of rights hereunder; provided, however, that the conveyance, assignment or other instrument of transfer vesting such transferee with all or part of such rights, interests and unaccrued obligations must expressly provide that the assignment, conveyance or other transfer is made subject to the terms and conditions contained in this Agreement and in the absence of such language in the instrument of transfer any such attempted conveyance, assignment or other transfer shall be void and of no legal force and effect. In addition, in any such assignment, conveyance or other instrument of transfer, the transferee shall expressly agree to assume and be responsible for any liabilities, damages, obligations, covenants and agreements arising from and after the date of such assignment, conveyance or other transfer, in relation to or otherwise out of the properties, rights and interests that are the subject of this Agreement and/or such assignment, conveyance or transfer, and the transferor shall remain responsible for any of the foregoing arising prior to the date of such assignment, conveyance or other transfer, and in the absence of such language in the instrument of transfer, any such attempted transfer shall be void and of no force and effect. Any subsequent assignment, conveyance or transfer shall likewise contain express language so allocating responsibility as between transferor and transferee, and in the absence of such language in the instrument of transfer, any such attempted transfer shall be void and of no force and effect.

     All notices and other communications required or permitted under this Agreement shall be in writing, and unless otherwise specifically provided, shall be delivered personally, or by mail, telecopier or delivery service, to the addresses set forth opposite the signatures of the Parties below, and shall be considered delivered upon the date of receipt. Each Party may specify its proper address or any other post office address within the continental limits of the United States by giving notice to other Parties, in the manner provided in this Section, at least ten (10) days prior to the effective date of such change of address.

     This Agreement supersedes any and all prior and existing agreements, whether oral or in writing, between the Parties hereto with respect to the subject matter hereof and contains all of the covenants and agreements between the Parties with respect to the subject matter hereof. Each Party acknowledges that no Party to this Agreement or anyone on their behalf has made any representations, inducements, promises or agreements, orally or otherwise, relating to the subject matter of this Agreement that are not embodied herein.

     This Agreement may be executed in multiple counterparts, each of which shall be binding upon the signing Party or Parties thereto as fully as if all Parties had executed one instrument, and all of such counterparts shall constitute one and the same instrument. If counterparts of this Agreement are executed, the signatures of the Parties, as affixed hereto, may be combined in and treated and given effect for all purposes as a single instrument. However, anything to the contrary contained herein notwithstanding, this Agreement shall not be binding upon any Party hereto unless and until all of the Parties sign a counterpart thereof.

     IN WITNESS WHEREOF this Agreement is executed by the Parties on the dates set forth opposite their respective signatures below but is effective for all purposes as of the date first set forth above.

Address:                                    BRIGHAM OIL & GAS, L.P.,
         6300 Bridge Point Pkwy             by Brigham, Inc.
         Bldg. 2, Suite 500                 its Managing General Partner
         Austin, Texas  78730
         Phone (512) 427-3300
         Fax  (512) 427-3400
Dated:______________________                By:   /s/ Ben M. Brigham
                                               ---------------------------------
                                                      Ben M. Brigham, President

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Address:                                    ASPECT RESOURCES LLC
         511 16th Street, Suite 300         by Aspect Management Corporation
         Denver, Colorado  80202            its Manager
         Phone (303) 573-7011
         Fax (303) 573-7340                 By:   /s/ Alex Campbell

Dated:______________________                Alex Campbell, Vice President

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